EXHIBIT 1
                              [GRUPO ELEKTRA LOGO]

                           CORPORATE BY-LAWS IN EFFECT
                           GRUPO ELEKTRA, S.A. DE C.V.

                                  CHAPTER ONE
                        CORPORATE NAME, PURPOSE AND TERM

      ARTICLE ONE. The name of the Corporation shall be "GRUPO ELEKTRA" which name must always be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" (Corporation of Variable Capital) or the abbreviation thereof "S.A. de C.V."

      ARTICLE TWO. The Corporate purpose shall be:

      a) To incorporate, organize and invest in the capital stock and patrimony of all kinds of corporations and associations, of civil and commercial nature, as well as in industrial, commercial, services, radio concessionaires, tourist or in any other type of companies, both domestic or foreign, as well as in participation certificates, in accordance with the applicable laws.

      b) To acquire, transfer and in general negotiate with all kinds of shares, social quotas, participations or interests and any other securities in accordance with the law;

      c) To issue, subscribe, accept, endorse, act as guarantor and to negotiate with all kinds of negotiable instruments or securities permitted by the law;

      d) To obtain and to grant loans, with or without collateral, not including the performance of any actions reserved only to credit institutions, in accordance with the Law of Credit Institutions;

      e) To grant unconditional guarantees (avales), bonds and security interests both on personal or real property, with respect to the Corporation's liabilities or third parties' with which the Corporation may have business relations;

      f) To register, acquire, use, and in any manner deal with patents, trademarks, commercial names and copyrights; and

      g) In general, to enter into any kind of actions and agreements of civil or commercial nature, to the extent permitted by the laws for the fulfillment of the Corporate Purposes.

      ARTICLE THREE. The Corporation shall have a ninety-nine year term.

      ARTICLE FOUR. The Corporate domicile shall be Mexico City, Federal District. Nevertheless it may establish agencies and branches anywhere in Mexico or abroad and to agree conventional domiciles, without implying the change of corporate domicile.

      ARTICLE FIVE. The Corporation is Mexican. In the event any foreigner acquired shares of the Corporation, they formally agree with the Ministry of Foreign Affairs to be considered as Mexicans with respect to the shares that they acquire or hold, as well as the property, rights, concessions, participations or interests owned by the Corporation, or to the rights and obligations derived from the agreements to which the Corporation is a party with Mexican authorities and not to invoke the protection of their governments, under the penalty, for failure to comply with the same, of forfeiting the capital interests they have acquired in favor of the Mexican Nation.

                                  CHAPTER TWO
                            CAPITAL STOCK AND SHARES

      ARTICLE SIX. The capital stock is variable. The total amount of capital stock is equal to $665,247,179.00 (six hundred and sixty five million two hundred and forty seven thousand one hundred and seventy nine pesos 00/100 Mexican currency), which is represented by 288,630,604 (two hundred and eighty-eight million six hundred and thirty thousand, six hundred and four) ordinary common shares without expression of their par value, bearing full voting rights. The minimum fixed capital stock without the right of withdrawal, dully subscribed and fully paid is equal to $558,243,160 (five hundred and fifty-eight million, two hundred and forty three thousand, one hundred and sixty pesos 00/100 Mexican Currency), represented by 242,204,800 (two hundred and two million, two hundred and four thousand eight hundred) ordinary common shares, without expression of their par value, bearing full voting rights and fully subscribed and paid. The variable part shall be represented, as the case may be, by shares having the same characteristics.

      The variable part of the capital stock shall never exceed the amount equivalent to ten times the amount of the minimum fixed part of the capital stock. The shares representing the capital stock shall not belong to any particular Series or type of shares whatsoever, and they may be acquired either by individuals or companies, both Mexican or foreign. In the event that the aforementioned shares are subscribed by foreign individuals or companies, they must be subject to the provisions of Article Five of these By-Laws.

      The Corporation may issue non-subscribed shares to be part of the capital stock and they shall be kept in the Corporation's treasury in order to be allocated as they are subscribed. The Corporation may issue non-subscribed shares for public offer, under the terms and conditions of article eighty-one of the Securities and Exchange Law. In this case, in order to facilitate the Public Placing, an express waiver of preemptive rights must be made at the Extraordinary Shareholders' Meeting decreeing the issuance of non-subscribed shares, as referred to by Article 132 of the General Law of Commercial Companies. Said agreement shall be extended to any shareholder not attending the Meeting, hence the Corporation may be freely entitled to place the shares among the general public, without making the publication provided in the aforementioned article. Whenever a minority representing at least twenty five percent of the capital stock may vote against the issuance of non-subscribed shares, such issuance may not be carried out.

      ARTICLE SEVEN. The shares representing the minimum fixed capital stock and the shares representing the variable part of the capital stock, if such is the case, shall confer their holders equal rights and obligations. Each share shall entitle its holder to one vote at the Shareholders' Meeting.

      ARTICLE EIGHT. The Corporation may acquire the shares representing its capital stock, through the Stock Exchange, at the current market price, without being applicable to the case the prohibition stated in the first paragraph of article 134 of the General Law of Commercial Companies, provided the purchase is charged to shareholders' equity, as long as such shares belong to the Corporation itself or, as the case may be, to the capital stock in the event it may be resolved to convert such shares into treasury shares, in which case, a Shareholders' Meeting resolution shall not be necessary.

      The General Ordinary Shareholders' Meeting shall expressly determine, for each fiscal year, the maximum amount of funds that may be allocated to the purchase of the Corporation's own shares, with the only restriction being that the aggregate of the funds that may be allocated to such purpose, may never exceed the total balance of the Corporation's net profits, including those withheld. The Board of Directors shall appoint to such effect the individual or individuals in charge of the acquisition and placing of the Corporation's own shares.

      As long as the shares belong to the Corporation, they may not be represented in the Shareholders' Meeting of any type.

      The Corporation's own shares or the treasury shares referred to by this Article, regardless of the provisions of the General Law of Commercial Companies, may be placed among the investing public, without being necessary in this particular case, to obtain any resolution from the Shareholders' Meeting for the corresponding capital increase, nor the agreement of the Board of Directors in regard to the placing of the relevant shares.

      In no event may the acquisition transactions result in the excess of the authorized percentage pursuant to section II of article 14-3 of the Securities and Exchange Law, in the case of shares other than common, or in the failure to comply with the requirements for the maintaining of the registration in the securities list of the relevant stock exchange.

      The purchase and placing of the shares as provided in this Article, the reports on the same that are to be submitted to the General Ordinary Shareholders' Meeting, the rules for the disclosure of financial information, as well as the form and terms in which these transactions may be informed to the National Banking and Securities Commission, the relevant Stock Exchange and the investing public, shall be subject to the general provisions issued by the aforementioned Commission.

      ARTICLE NINE. The Corporation shall keep a Shareholders' Registration Book in accordance with articles 128 and 129 of the General Law of Commercial Companies, which may be kept by the Secretary of the Board of Directors of the Corporation, by an institution for the deposit of securities duly authorized, by a credit institution or by the person indicated by the Board of Directors. The Corporation shall consider as the holder of the shares to the individual or company registered as such in the aforementioned book.

      The Shareholders' Registration Book will remain closed during the time periods comprised from the fifth business day before the date scheduled for the holding of any Shareholders' Meeting, until and including the day the meeting is actually held. Registrations may not be entered in the Book during such time periods.

      ARTICLE TEN. The companies in which the Corporation is a holder of the majority of their shares or social quotas may not, directly or indirectly, invest in shares representing the Capital Stock of the Corporation, nor in shares of any other company that may be a majority shareholder of this Corporation or that, without having such capacity, they are aware that they are shareholders of this (sic).

                                 CHAPTER THREE
                         CAPITAL INCREASES AND DECREASES

      ARTICLE ELEVEN. Except for those capital increases derived from the placing of treasury shares referred to by Article Eight above, capital increases shall be carried out by resolution of the ordinary or extraordinary shareholders' meeting, as the case may be, pursuant to the provisions of this Article.

      Increases to the minimum fixed part of the Capital Stock without right of withdrawal, excepting those derived from the placing of the Corporation's own shares under the terms of Article Eight of these By-Laws, shall be carried by resolution of the General Extraordinary Shareholders' Meeting, provided an amendment to these By-Laws will be necessary. The variable part of the capital stock of the Corporation may be increased without being necessary to amend the Corporate By-Laws, by the resolution of the General Ordinary Shareholders' Meeting, excepting those resulting from the placing of the Corporation's own shares acquired under the terms of Article Eight of these By-Laws, in which case the aforementioned resolution will not be necessary. In both cases, the corresponding Shareholders' Meeting Minutes must be formalized before a Notary Public. The Shareholders' Meeting shall determine the terms and conditions under which such increase is to be carried out, observing in any case the provisions of Article Six of these By-Laws.

      The shares issued to represent an increase in the variable part of the capital stock and which, due to the resolution of the Shareholders' Meeting decreeing the issuance of the same, must be deposited in the Corporation's Treasury in order to be allocated as they are subscribed, may be offered for subscription and payment by the Board of Directors in accordance with the authority conferred to it by the Shareholders' Meeting.

      The shareholders shall have a preemptive right in proportion to the number of shares they hold, to subscribe the shares issued or the shares that are outstanding as a consequence of the capital increase. This right shall be enforced within fifteen calendar days following the day on which the corresponding resolutions are published in the Official gazette of the Federation and in one of the newspapers with the largest circulation in the corporate domicile, or as of the date of the holding of the Shareholders' Meeting, in the event that the totality of the shares into which the capital stock of the Corporation is divided, would have been represented at the Meeting.

      In the event that after the expiration of the term granted by these By-Laws for the enforcement of the preemptive right, there would still be non-subscribed shares, these may be offered for subscription and payment to the shareholders indistinctively, within an additional term of fifteen days following the date on which the term mentioned in the precedent paragraph expired.

      In the event that upon the expiration of the two terms mentioned above for the subscription and payment of the shares by the shareholders, there would still be shares without subscription, these may be offered for subscription and payment to third parties, under the terms and conditions determined by the Shareholders' Meeting that decreed the capital increase, or under the terms and conditions determined by the Board of Directors, if the aforementioned Shareholders' Meeting so resolved, provided that the price at which the shares are offered may not be lower than the price at which the shares were offered to the shareholders of the Corporation for their subscription and payment.

      Any capital increase must be registered in the Capital Variation Book kept by the Corporation for such purpose.

      ARTICLE TWELVE. The minimum portion of the capital stock may only be decreased by resolution of the General Extraordinary Shareholders' Meeting and the consequent amendment to the By-Laws, complying in every case with the provisions of the General Law of Commercial Companies. The Minutes derived from such Meeting shall be formalized before a Notary Public and the corresponding deed registered with the Public Registry of Commerce of the domicile of the Corporation.

      Any decrease to the variable portion of the capital stock, may be carried out by resolution of the General Ordinary Shareholders' Meeting. The relevant Minutes shall be formalized before a Notary Public, without being necessary their registration with the Public Registry of Commerce.

      Decreases may be carried out in order to absorb losses, to reimburse the shareholders or to release them from capital contributions that were not made as well as in the event they wish to enforce their right of withdrawal of shares of the variable portion. In no event may the capital stock be decreased to less than the legal minimum amount.

      Any decrease of capital aimed to absorb losses shall be carried out in a proportional basis in the minimum fixed and in the variable part of the capital stock, without being necessary to cancel any shares, inasmuch as these do not contain the expression of their par value.

      The shareholders have the right to withdraw in whole or in part their contributions represented by shares of the variable portion of the capital stock provided that, in addition to observe the provisions of articles two hundred and twenty and two hundred and twenty one of the General Law of Commercial Companies, the reimbursement of shares subject matter of the withdrawal is carried out at the value resulting the lowest between (i) ninety five percent of the stock exchange list value, obtained from the average price calculated by the volume of the transactions made during the last thirty days in which the issuer's shares would have been negotiated, prior to the date on which the withdrawal is to be effective, during a period that may not be longer than six months; or (ii) the equity value, according to the Balance Sheet corresponding to the closing of the fiscal year preceding the one in which the separation is to be fully effective, with the prior approval of the General Ordinary Shareholder's Meeting.

      In the event that the number of days in which the shares may have been negotiated during the time period mentioned in the above paragraph is less than thirty, the days actually negotiated shall be the ones considered. In the event that the shares are not negotiated in such period, the equity value of the shares shall be the one considered.

      The reimbursement payment shall be due for the Corporation as of the day following the holding of the Ordinary Shareholders' Meeting that approved the Balance Sheet corresponding to the fiscal year in which the withdrawal is to become effective. Every decrease of capital stock shall be recorded in the Capital Variations Book kept by the Corporation with the previous approval of the General Extraordinary Shareholders' Meeting, the Corporation may redeem its shares with allocable profits, subject the rules established by Article one hundred and thirty six of the General Law of Commercial Companies.

      ARTICLE THIRTEEN. The definitive or provisional stock certificates shall be nominative and they may cover one or more shares, they must contain all the requirements referred to by article one hundred and twenty five of the General Law of Commercial Companies, as the case may be, as well as an indication regarding the share Series they belong to, they shall contain a transcript of Article Six of this By-Laws and the text of the first paragraph of Article 27 of the Mexican Constitution, and they shall be signed by two proprietary members of the Board of Directors. The aforementioned signatures may be autographic or printed in facsimile on condition that, in this case, the original sample of the respective signatures is deposited with the Public Registry of Commerce of the corporate domicile. In the case of definitive stock certificates, they must bear the numbered coupons adhered to them as determined by the Board of Directors.

      ARTICLE FOURTEEN. If the shares of the Corporation were registered in the Securities Section of the National Registry of Securities of the National Banking and Securities Commission and consequently, they were listed in the stock exchange and in the event the Corporation, whether by the resolution adopted at a General Extraordinary Shareholders' Meeting, or by the National Banking and Securities Commission, according to the Law, resolved to cancel the registration of its stock in such Registry, the majority shareholders, if any, prior to such cancellation shall be bound to make a public purchase offer addressed to the minority shareholders of the Corporation, at the price resulting the highest between the Stock Exchange list value in accordance with the following paragraph or the equity value of the share in accordance with the last quarterly report submitted to the Commission and to the Stock Exchange before the beginning of the offer, except when such value has been modified under criteria applicable to the determination of material information, in which case, the most recent financial information available to the Issuer shall be considered.

      The list value shall be the average price calculated by volume of the transactions that have been effected during the last thirty days in which the shares of the Issuer would have been negotiated, prior to the date of the offer, during a period that may not be longer than 6 months. In the event that the number of days in which the shares were negotiated during the aforementioned period is less than thirty, the days actually negotiated shall be taken into account. In the event that the shares were not negotiated during such period, the equity value of the shares shall be taken into consideration.

      In the event that the offer includes more than one series of shares, the average referred to in the preceding paragraph, shall be carried out per each one of the series intended to be cancelled, provided the list price that is to be considered for the public offer of all the series, is the highest resulting average.

      The Board of Directors of the Issuer, within five working days previous to the day of the beginning of the offer, shall disclose its opinion, with respect to the justification of the price of the public purchase offer, which shall consider the interests of the minority shareholders in order to comply with the provisions of article sixteenth, second paragraph of the Securities Exchange Law and the opinion of the audit committee, which in the event that turns out to be contrary, shall be disclosed. In the event that the board of directors faced situations representing a conflict of interests, the opinion of the board shall be accompanied by another opinion issued by an Independent Expert chosen by the audit committee, in which special emphasis should be made in safeguarding the rights of the minority shareholders.

      The majority shareholders of the Corporation, shall not be obliged to carry out the aforementioned public offer for the cancellation of the registration, if the consent of the shareholders representing at least 95 percent (ninety five percent) of the capital stock of the Corporation is evidenced by means of the resolution of the shareholders' meeting and that the amount to be offered for the shares placed among the investing public according to the provisions of article eight, section III, paragraph b) of the Provisions referred to above, is less than three hundred thousand investing units. The foregoing, provided that for requesting and obtaining the cancellation, the Issuer shall convey in trust for a minimum period of six months, the necessary resources to purchase at the same offering price the shares of the investors that failed to attend to it, in the event that once the public purchase offer has been made and prior to the cancellation of the registration with the Registry, the aforementioned shareholders, failed to acquire 100% (one hundred percent) of the paid in capital stock and to notify the cancellation and constitution of the trust through SEDI.

      This obligation shall be applicable to the ordinary capital contribution certificates on shares, as well as the certificates representing two or more shares of one or more series of shares of the Issuer itself.

      The shareholders bound to carry out the public offer, may request the Commission to authorize them, by considering the financial situation and perspectives of the Issuer, to utilize a different base for the determination of the price referred to by the second paragraph of section III of article eighth of the Provisions of general application to the issuers of securities and to the other participants in the Securities Market, provided they submit the resolution of the board of directors, with the prior favorable opinion of the audit committee, containing the reasons due to which it is deemed sustainable to establish a different price, accompanied by an Independent Expert's opinion particularly stressing the fact that the price is consistent with article sixteen of the Securities Exchange Law.

                                  CHAPTER FOUR
                             SHAREHOLDERS' MEETINGS

      ARTICLE FIFTEEN. The General Shareholders' Meeting is the supreme corporate body. The Shareholders' Meetings shall be general or special; the general meetings, may in turn, be ordinary or extraordinary meetings. The extraordinary meetings shall be those called to deal with any of the business set forth in article 182 of the General Law of Commercial Companies or to agree the cancellation of the registration of the shares of the Corporation with the Securities Section or with the Special Section of the National Registry of Securities or with any stock exchange, domestic or foreign, at which such shares may be registered, excepting the cases of exchange systems or other markets that are not organized as stock exchange; the rest will be ordinary meetings.

      ARTICLE SIXTEEN. The calls to Shareholders' Meetings shall be made by the Board of Directors or by any Statutory Auditor.

      Shareholders holding shares with right to vote, inclusive in a limited or restricted form that represent at least ten per cent of the capital stock may request in written form, at any time, that the Board of Directors or the Statutory Auditors call a General Shareholders' Meeting to discuss the business specified in their request, provided the shareholders who made the call are entitled to vote the type of business included in the such request, in accordance with these By-Laws or the law. Any shareholder holding one share shall be entitled to the same right in any of the cases stated in article 185 of the General Law of Commercial Companies. In the event of failure to make the call within fifteen days following the date of the request, a first instance judge or a District judge of the corporate domicile shall make the call at the request of the interested parties, who shall exhibit their shares to such effect.

      ARTICLE SEVENTEEN. The calls to the Shareholders' Meetings shall be published in the Official Gazzette of the Federation or in one of the newspapers with the largest number of copies published in the corporate domicile, at least fifteen days in advance to the date scheduled for the Meeting. The calls shall contain the Agenda of the Meeting and must be signed by the individual or individuals who made them, provided that, if made by the Board of Directors, it shall be sufficient that they bear the Chairman's or the Secretary's signature of said Board. The Meetings may be held without the publication of the corresponding call if the totality of the shares entitled to attend and vote is represented at the time of casting the votes. The Meetings may only deal with the business included in the Agenda contained in the corresponding call.

      The information and documents related to each one of the items contained in the Agenda must be mad immediately available to the shareholders at no cost, as of the time of the publication of the call.

      If at a general ordinary or extraordinary meeting, the totality of the shareholders is present, said Meeting may resolve any kind of business whatsoever, even those not contained in the relevant Agenda.

      ARTICLE EIGHTEEN. In order to attend to the Meetings, the shareholders shall exhibit the corresponding admission card that will be issued by the Corporation at the request of those appearing as holders of shares in the Shareholders Registration Book, provided they make such request at least twenty four hours in advance to the time scheduled for the holding of the Meeting, together with the deposit with the Secretary of the Corporation of the relevant provisional or definitive stock certificates or the certificates of deposit of said securities issued by an institution specialized in the deposit of securities, by a credit institution, whether domestic or foreign or by authorized brokerage houses. The shares deposited with the Corporation in order to attend the Meetings shall not be returned until the Meetings are held, against the delivery of the receipt that may have been issued to the shareholder.

      ARTICLE NINETEEN. The shareholders may be represented at the Meetings by the individual or individuals they appoint by means of a proxy granted in the forms made by the Corporation, under the terms of the provisions of article fourteen bis three, section VI, paragraph (c) of the Securities and Exchange Law.

      The Directors and the Statutory Auditors may not represent any shareholders at the Meetings.

      ARTICLE TWENTY. The Minutes of the Shareholders' Meetings shall be transcribed to the relevant book and signed by the Chairman and the Secretary of the Meeting and by the Statutory Auditor in attendance.

      ARTICLE TWENTY-ONE. The Meetings shall be chaired by the Chairman of the Board of Directors and in his or her absence by the individual appointed by the shareholders by majority of votes.

      The Secretary of the Board of Directors shall act as Secretary of the Meeting and, in his or her absence the individual appointed by the majority vote of the shareholders in attendance at the meeting. The Chairman shall appoint two tellers in order to count the shares in attendance.

      ARTICLE TWENTY-TWO. The General Ordinary and Extraordinary Shareholders' Meetings shall be held at least once a month within four months following the closing of the fiscal year.

      In addition to the business of the Agenda, the General Ordinary Shareholders' Meeting referred to by the precedent paragraph, shall: (i) discuss, approve or modify and resolve whatever may be appropriate in connection with the report of the Board of Directors on the financial situation of the Corporation in accordance with article 172 of the General Law of Commercial Companies and other accounting documents, including the report of the Statutory Auditor referred to by article 66 of the General Law of Commercial Companies;
(ii) to analyze the report referred to by the general provision of article 172 of the General Law of Commercial Companies, pertaining to the precedent fiscal year, corresponding to the controlled companies in which the Corporation holds the majority of the shares or social quotas, whenever the investment value in each one of them exceeds 20% (twenty per cent) the shareholders' equity according to the statement of financial position of the Corporation at the closing of the corresponding fiscal year; (iii) to determine the allocation of profit, if any; (iv) to appoint the members of the Board of Directors, the Secretary and the Statutory Auditors and their relative alternates, as well as to determine their emoluments; and (v) to analyze the report submitted by the Audit Committee to the Board of Directors, corresponding to the Corporation's precedent fiscal year.

      The extraordinary meetings shall be held whenever they are called to deal with any of the business of their competence.

      ARTICLE TWENTY-THREE. In order for a General Ordinary Shareholders' Meeting to be considered legally convened by virtue of the first call, at least fifty percent of the totality of the ordinary common shares entitled to vote into which the capital stock of the Corporation is divided, must be represented at the Meeting and its resolutions shall be valid when adopted by the majority of votes of the shares in attendance. In the case of second or later call, the Ordinary Meetings may be validly held regardless of the number of common shares entitled to vote that are represented at the Meeting and its resolutions will be valid when adopted by the majority of votes of the shares in attendance.

      ARTICLE TWENTY-FOUR. General Extraordinary Shareholders' Meetings shall be considered as legally convened by virtue of first call, if at least seventy five percent of the totality of the common shares with right to vote into which the capital stock is divided, are represented in such Meetings, and their resolutions shall be valid whenever they are adopted by the favorable vote of the shares representing at least fifty percent of the common shares with the right to vote into which the capital stock is divided. In the case of second or later call, the Extraordinary Shareholders' Meetings may be validly held whenever at least fifty percent of the totality of the common shares with right to vote into which the capital stock is divided are represented at the Meeting, and their resolutions shall be valid whenever they are adopted by the favorable vote of shares representing at least fifty percent of the totality of the common shares with the right to vote into which the capital stock is divided.

      ARTICLE TWENTY-FIVE. The shareholders holding shares representing at least ten per cent of the shares in attendance at a meeting, may request that the voting of any business, with respect to which they do not consider themselves sufficiently informed, is postponed in accordance to the terms and conditions of article 199 of the General Law of Commercial Companies.

      Further, the shareholders holding shares representing at least twenty percent of the capital stock, may judicially oppose the resolutions of the meetings, provided the requirements of article 201 of The General Law of Commercial Companies are complied with, being article 202 of the aforementioned law also applicable to the particular case.

                                  CHAPTER FIVE
                                   MANAGEMENT

      ARTICLE TWENTY-SIX. The direction and management of the Corporation shall be entrusted to a Board of Directors comprised by nine proprietary members and their respective alternates.

      ARTICLE TWENTY-SEVEN. Every shareholder or group of shareholders representing at least ten percent of the capital stock, represented by shares with right to vote, may appoint a Director, in such case, said shareholder or group of shareholders may not be entitled to vote for the appointment of the Directors to be appointed by the majority. In the event any shareholder or group of shareholders enforces such right, the remaining shareholders may only have the right to appoint the number of Directors left.

      When appointing Directors the provisions of article twenty-eighth of these By-Laws shall always be observed in connection with the characteristics of the individuals that will become a part of the Board of Directors.

      ARTICLE TWENTY-EIGHT. From the nine Directors appointed, five may or may not be shareholders of the Corporation and may be officers, employees or directors of the same or of any of its affiliated companies, whom are to be considered as Related Directors; the four remaining Directors shall be Independent Directors.

      It is understood as Independent Director as those individuals with broad expertise, capability and professional reputation and, additionally, individuals that do not fit any of the following assumptions at the time of their appointment: (i) to be an employee or director of the Corporation, (ii) without being employees or directors and being shareholders of the Corporation, to have authority over the directors of the same; (iii) to be advisors of the Corporation or to be a partner or employee of any firm retained as advisors or consultants of the Corporation or its affiliates and that their income may considerably rely on this contractual relation (it is considered as a considerable income if it represents over 10% (ten percent) of the income of the advisor or of the firm) (iv) to be clients, suppliers, debtors or creditors of the Corporation or partners or employees of a company that is an important client, supplier, debtor or creditor (it is considered that a client or supplier is important whenever the sales from or to the Corporation represent over 10% (ten percent) of the total sales of the client or supplier respectively, as well as whenever the amount of the credit is greater than 15% (fifteen percent) of the assets of the Corporation or its counterpart); (v) to be employees of any foundation, university, non-profit association or partnership that receive material donations from the Corporation (material donations shall be those representing more than 15% (fifteen percent) of the total donations received by the relevant institution); (vi) to be Chief Executive Officer or high-rank officer of a company which Board of Directors has the Chief Executive Officer or a high-rank officer of the Corporation as a member; and (vii) to be spouse or concubinary, as well as blood or in-law or civil relative up to the third degree of any of the individuals mentioned in paragraphs (iii) through (vi) above, or else, up to the third degree, in connection with the individuals indicated in paragraphs (i) and (ii) above. Any Director that fit into any of the aforementioned hypothesis shall be also considered as a Related Director.

      Both the Independent Directors and the Related Directors may have the capacity as Patrimonial Directors, being understood as these, any Director appointed due to its capacity of material shareholder (which is to say, direct or indirect holders of at least 2% (two percent) of the capital stock of the Corporation) or those acting as attorneys-in-fact of those material shareholders.

      The Directors shall remain in office for one year from their appointment, provided they may be ratified. Nevertheless they shall continue in office until their successors take office and they shall receive the remuneration previously determined by the General Ordinary Shareholders Meeting.

      ARTICLE TWENTY-NINE. The Board of Directors shall, in their first Meeting held after the Shareholders' Meeting that appointed them has been held, and in the event such Shareholders' Meeting failed to make the appointments, appoint among its members a Chairman and, if it deems it convenient, one or more Vice-presidents, a Treasurer and a Secretary, provided the Secretary may or may not be a member of the Board. The temporary or definitive absences of the Chairman shall be filled by one of the vice-presidents in order of appointment, if any, and in their absence by any Director; the temporary or definitive absences of the Secretary shall be filled by the individual appointed by the Board of Directors.

      In such first Board of Directors' Meeting, once the Secretary has been appointed, he or she must provide the Directors appointed for the first time with a presentation of and an introduction to their new responsibilities. The Secretary shall provide, as minimum, information regarding the Corporation, its financial situation, operational development, as well as the duties, responsibilities and authority inherent to the position of Director of the Corporation.

      Every member of the Board of Directors shall have the following obligations and they shall observe the following principles: (i) to inform the Chairman and Secretary of the Board of Directors of any situation from which a conflict of interest may result and to refrain from participating in the corresponding deliberation; (ii) to use the Corporation's assets or services only for the fulfillment of the corporate purposes and to define clear policies whenever such assets may be used in personal matters; (iii) to devote the necessary time and attention to their duties, attending at least to seventy five per cent of the Meetings they are called to; (iv) to keep in absolute secrecy all the information that may affect the operation of the Corporation; as well as the deliberations which take place in the Board; (v) to be mutually informed of those matters which are important to the Corporation; (vi) to support the Board of Directors through their opinions, recommendations and orientation derived from the analysis of the Corporation's performance, so that decisions adopted by the same, are duly grounded in professional criteria from qualified personnel having a broader and independent perspective with regard to the operations of the Corporation.

      The members of the Board of Directors shall be responsible of the resolutions reached in connection with the business stated in item fifteen of Article Thirty-three of these By-Laws, excepting the case set forth in article one hundred and fifty nine of the General Law of Commercial Companies.

      The Corporation shall indemnify the members of the Board of Directors in the event they incur in any liability, without their fault, willfulness or negligence, as a result of the performance of their respective duties.

      ARTICLE THIRTY. The Board of Directors shall meet in Mexico City, Federal District or, except in the event of acts of God or force majeur, in any other place the Board of Directors may deem appropriate, however such place shall always be within the Mexican Republic or by video-conference, in the latter case subject to the provisions of the following paragraph.

      The Board of Directors may adopt resolutions without holding a Meeting of the Board, provided such resolutions are confirmed in writing by the unanimous vote of its members, pursuant to the provisions of article one hundred and forty three of the General Law of Commercial Companies.

      The Meetings of the Board may be held at any time whenever called by their Chairman, three Directors or the Statutory Auditor. The calls to the Meetings of the Board shall be made in writing and they shall be addressed by the Secretary to each Director at least ten calendar days in advance, by certified mail, telegram, telex or telecopy, confirmed at their domiciles or at the places the same Directors appointed in writing for such purpose. The calls shall specify time, day and place of the meeting and the corresponding Agenda, and they shall be accompanied by any information that may be relevant for decision-making under the Agenda contained in the call. The Board may validly hold meetings without the need of previous call if the totality of the Directors is in attendance at the Meeting.

      In order for the Board to hold valid meetings, the majority of its members shall be present and its resolutions, to be valid, shall be adopted by the favorable vote of the majority of the individuals in attendance. In the event of a tie, the Chairman of the Board of Directors shall have a tie-braking vote.

      The Board of Directors shall meet at least once every three months during each fiscal year to deal with any matter of its competence, and at least once a year to define, review and approve the Corporation's medium and long term strategy, as well as the budget of the Corporation for the next fiscal year.

      ARTICLE THIRTY-ONE. Minutes of each Board of Directors' Meeting must be prepared in the corresponding book that shall contain the resolutions adopted and the signature of the Chairman and Secretary of the Meeting, as well as the Statutory Auditor's in attendance.

      The annual report prepared by the Board of Directors to the Shareholders' Meeting shall mention the name of the Directors with the capacity as: (i) Independent Directors; (ii) Patrimonial Directors, indicating in this case whether they are Related or Independent Directors. The annual report shall indicate the position of every Director as of the date of such report.

      Accordingly, the annual report submitted by the Board of Directors to the Shareholders Meeting shall contain a special section including a report on: (i) development of the best corporate practices of the Corporation during the corresponding fiscal year; (ii) relevant aspects of the works of each intermediate administration body and the name of their members; (iii) the professional profile of the Statutory Auditor of the Corporation. The annual report referred to by this Article, shall be made available to the shareholders called to the relevant General Shareholders' Meeting.

      ARTICLE THIRTY-TWO. The Chairman of the Board of Directors shall chair the Meetings of the Board. In the absence of the Chairman, such Meetings will be chaired, as the case may be, by a Vice-president and, in his or her absence by one of the members appointed by the majority vote the other attending members.

      The copies or certificates of the Minutes of the Board of Directors' and the Shareholders' Meetings, as well as of the entries contained in the non-accounting corporate books and records and, in general of any document from the Corporation's files, may be authorized and certified by the Secretary, who in the absence of another appointee, shall be the permanent delegate to attend before the Notary Public of his or her choice to formalize the Minutes of the Shareholders' and Board of Directors' Meetings, as well as to grant in his capacity as delegate, the powers of attorney conferred by the Shareholders' Meeting and the Board of Directors. Further, the Secretary shall be responsible of preparing and transcribing to the relevant books the Minutes of the Shareholders' and Board of Directors' Meetings of the Corporation, as well as of the issuance of the transcripts and certifications of the same and of the appointments, signatures and authority of the officers of the Corporation.

      ARTICLE THIRTY-THREE. The Board of Directors shall have the following powers and authority:

      1. General Power of Attorney for Lawsuits and Collections under the first paragraph of Article Two Thousand Five Hundred and Fifty Four of the Civil Code for the Federal District and its correlative articles of each and every Civil Code of the other states of the United Mexican States, with all the general powers including those requiring a special clause according to the Law, such as, but not limited to, the following: To enforce all kinds of rights and actions before any Federal, State, Federal District, and Municipal authority, whether in voluntary, contentious or mixed jurisdiction and before civil, judicial, administrative or labor authorities, whether these are Conciliation Boards or Arbitration Courts, local or federal; to answer complaints, to file exceptions and counterclaims; to submit to any jurisdiction; to make interrogatories and answer the same; to file motions for disqualification of justices, judges, court clerks, experts and any other person subject to be disqualified according to the Law; to abandon any main or ancillary process, as well as any remedy and the Amparo, which writ may be filed as many times as it deems convenient; to produce all kinds of evidence, to acknowledge signatures and documents, object the same and to oppose them as counterfeit; to attend to meetings, proceedings and auctions; to make bids, offers and further attachments and to obtain for the Corporation the court-ordered assignments of all kinds of property and, under any title to assign rights; to file criminal complaints and accusations; to grant pardon and to appear as a party in criminal actions or to cooperate with the Public Prosecutor, in which actions the Board may exercise the broadest authority as necessary. Further, the Board may represent the Corporation under the terms of article eleven, forty-six, forty-seven, one hundred and thirty four, roman three, five hundred and twenty-three, six hundred and ninety-two, sections first, second and third, seven hundred and eighty-six, eight hundred and seventy-three, eight hundred and seventy-four, eight hundred and seventy-six, eight hundred and eighty-three, eight hundred and eighty-four, and other applicable of the Federal Labor Law.

      2. General Power of Attorney for acts of administration in accordance with the provisions of the second paragraph of article two thousand five hundred and fifty four of the Civil Code for the Federal District and its correlative articles of the Civil Codes for the States of the United Mexican States.

      3. General Power of Attorney to acquire and transfer shares and social quotas of other Companies.

      4. General Power of Attorney to draw, subscribe and back-up all kinds of negotiable instruments under the terms of Article Ninth of the General Law of Negotiable Instruments and Credit Transactions, provided the instruments are drawn or backed-up in amounts not greater than twenty percent of the shareholders' equity.

      5. General Power of Attorney to open and cancel bank accounts under the name of the Corporation as well as to make deposits and to draw against them and to appoint individuals to draw against the same, without further limitations than those established in these By-laws.

      6. General Power of Attorney to appoint and to remove the Chief Executive Officer and any other officer or the Corporation, whatever his or her title, provided however that he or she has not been appointed by the General Ordinary Shareholders' Meeting, as well as to determine their duties, guarantees, labor conditions and remuneration, without further limitations other than those established in these By-Laws.

      7. To call to General Ordinary, Extraordinary and Special Shareholders' Meetings and to enforce their resolutions.

      8. To confer, within the scope of its authority, general or special powers of attorney, preserving to itself the exercise of the same, as well as to revoke the powers of attorney it granted.

      9. To appoint and remove the external auditors of the Corporation provided they have not been appointed by the General Ordinary Shareholders' Meeting.

      10. To establish branches and agencies of the Corporation anywhere within the United Mexican States or abroad.

      11. To authorize both the temporary acquisition of shares representing the capital stock of the Corporation itself with charge against the reserve for the acquisition of the Corporation's own stock, under the terms of these By-Laws, and their later placement.

      12.   To draft internal work rules.

      13. To carry out any actions and transactions which are proper to it according to the Laws and these By-Laws.

      14. To approve in an annual basis the Corporation's budget, as well as to approve any amendments to the same and extraordinary items.

      15. To approve the transactions that do not pertain to the ordinary nature of the business of the Corporation and that are intended to be carried out between the Corporation and its shareholders, with individuals who are part of the administration of the Corporation or with whom said individuals keep any patrimonial link or, as the case may be, any family link whether blood or in-law related up to the second degree, the spouse or concubinary; the purchase or sale of ten percent or more of the assets; the granting of collateral for an amount over thirty percent of the assets, as well as transactions other than the above representing over one percent of the Corporation's assets.

      16. To approve the transactions to be carried out by any subsidiary of the issuer with related parties hearing the opinion of the Audit Committee.

      ARTICLE THIRTY-FOUR. The Corporation may have intermediate administration bodies denominated Committees, each comprised by three members of the Board of Directors of the Corporation that shall act independently among them as a collegiate body, provided that from said three members, two of them shall be Independent Directors. The members of the Committees shall remain in office for one year, unless they are released from their positions by the Board of Directors, which shall resolve as to the committees where they shall participate, provided however they shall continue in office until the individuals appointed to substitute them take possession of the same; they may be re-elected and they shall receive the remuneration determined by the General Ordinary Shareholders' Meeting.

      The Committees shall meet as often as the General Ordinary Shareholders' Meeting may determine, whenever they are called by the Board of Directors or by the Chairman of the Committee or 2 (two) of their members.

      The calls for the Meeting of the Committees shall be made in writing and sent to each one of the members of the relevant committee, as well as the Statutory Auditor or Auditors of the Corporation, at least five calendar days in advance to the date of the corresponding Meeting in first call, and at least one calendar day in advance to the date of the corresponding Meeting in second or later call, at the domicile of each one of them registered with the Corporation or to the places they have appointed themselves for such purpose.

      The calls for the meetings shall state date, time and place of the Meeting, the Agenda and they shall be signed by the Secretary of the Board of Directors or by the individual appointed by this administration body, by the Chairman of the Committee or by the members of the relevant committee drafting such call.

      No call shall be necessary in the event the totality of the members of the relevant Committee attended the Meeting.

      The resolutions adopted in a Meeting of the Committee shall be valid: (i) in first call, with the favorable vote of the majority of its members; (ii) in second call, by unanimity and, in the event of a tie, the Independent Director shall have a tie-braking vote; and (iii) in third call, by the number of members of the relevant committee that are in attendance.

      Minutes shall be prepared of each Meeting of the Committee, in the Meeting minutes book of the relevant Committee, which shall be signed by the individual who acted as chairman of the Meeting and by the one who acted as Secretary, as well as by the Statutory Auditor or Auditors of the Corporation who shall always attend the corresponding Meetings with the right to be heard but not to vote.

      The Committees shall have the powers and authority conferred by the General Ordinary Shareholders' Meeting and the Board of Directors, when the Shareholders' Meeting so determines, subject to the legal provisions in effect and to the following paragraph. The position as member of the Committee may only be performed by the members of the Board of Directors.

      The Committees shall not carry out any of the activities reserved to the Shareholders Meeting or to the Board of Directors under the Law or these By-Laws and they may not, delegate the aggregate of their powers and authority to any individual whatsoever, however they may appoint individuals to enforce their resolutions. In the absence of the aforementioned appointment, the Chairman and the Secretary of the relevant committee, as the case may be, shall be authorized to enforce such resolutions.

      The Corporation shall have an Audit Committee, which shall be comprised by 3 Directors, out of which the Chairman and the majority of them shall be Independent Directors and it shall have the attendance of the Statutory Auditor or Auditors of the Corporation, who shall attend the meetings as guests with the right to be heard but not to vote. The Audit Committee shall have the following duties, among others: (i) to draft an annual report on its activities and to submit it to the Board of Directors; (ii) to give their opinion on the transactions with related parties; including those transactions intended to be carried out by the subsidiaries of the issuer with related parties; and (iii) to propose the contracting of independent experts in the cases it deems convenient, in order to express their opinion in connection with the transactions referred to by item fifteen of Article Thirty Third of these By-Laws.

      ARTICLE THIRTY-FIVE. The Corporation shall have a Chief Executive Officer who shall be appointed by the Shareholders' Meeting. The Chief Executive Officer of the Corporation, upon his or her appointment, will be the executive of higher rank of the Corporation and will be vested with the authority granted to him or her by the Shareholders Meeting.

                                   CHAPTER SIX
                                    OVERSIGHT

      ARTICLE THIRTY-SIX. The oversight duties of the Corporation shall be entrusted to a Statutory Auditor and his or her alternate who shall be appointed by the General Ordinary Shareholders' Meeting. The Statutory auditor does not need to be a shareholder of the Corporation and shall be appointed every year, may be reelected once or more and shall continue in office until the individual appointed for his or her substitution takes office. The Statutory Auditor shall have the authority and duties set forth by the Law and theses By-Laws.

      The holders of shares representing at least ten per cent of the capital stock may appoint a Statutory Auditor. The appointment of the Statutory Auditor made by the shareholders as hereunder stated may be revoked only upon the revocation of the appointment of the others.

                                 CHAPTER SEVEN
                      FISCAL YEAR AND FINANCIAL INFORMATION

      ARTICLE THIRTY-SEVEN. The fiscal year of the Corporation shall be a twelve-month period commencing on January 1st and ending on December 31st of every year.

      ARTICLE THIRTY-EIGHT. The Board of Directors will prepare at least the following information, within a period of three months following the closing of each fiscal year:

      a) A report of the Board of Directors on the progress of the Corporation in the fiscal year, as well as on the policies followed by the Board itself, and, as the case may be, on the main existing projects;

      b) A report stating and explaining the main accounting and information policies and criteria followed in the preparing of the financial information;

      c) A statement showing, duly explained and classified, the results of the Corporations during the fiscal year;

      d) A statement showing the changes in the financial situation during the fiscal year;

      e) A statement showing the changes in the entries composing the Corporation's assets; and

      f) The notes that are necessary to complete and clarify the information provided by the aforementioned statements.

                                 CHAPTER EIGHT
                               PROFITS AND LOSSES

      ARTICLE THIRTY-NINE. The net profits, if any, shown in the Balance Sheet, shall be allocated in the following manner:

      1. Five per cent will be separated to constitute or refund, as the case may be, the legal reserve fund, until such fund equals twenty percent of the paid-in capital;

      2. The amount that the General Ordinary Shareholders' Meeting may determine, as the case may be, shall be separated to constitute special, additional or outstanding funds including a reserve for the acquisition of the Corporation's own shares referred to by section first of Article fourteen bis three of the Securities and Exchange Law.

      3. The necessary amount from the balance shall be applied to the payment of dividends, if any, which may be determined by the General Ordinary Shareholders' Meeting.

      4. The surplus, if any, shall be made available to the Meeting or to the Board of Directors if the Meeting so determines. The Shareholders' Meeting or as the case may be, the Board of Directors' Meeting shall apply the surplus as it may deem convenient in the benefit of the Corporation and its shareholders.

      ARTICLE FORTY. The losses, if any, shall be born by all the shareholders in proportion to the number of shares they hold, provided their responsibility should be limited to the amount of their contributions.

                                  CHAPTER NINE
                           DISSOLUTION AND LIQUIDATION

      ARTICLE FORTY-ONE. The Corporation shall be dissolved in any of the cases set forth in article 229 of the General Law of Commercial Companies.

      ARTICLE FORTY-TWO. Upon dissolution, the Corporation shall be placed under liquidation, which shall be entrusted to one or more liquidators, as determined by the Shareholders' Meeting. The Board of Directors shall perform the liquidation duties until the appointment of the liquidator or liquidators has been registered with the Public Registry of Commerce and until said liquidator or liquidators have taken office. The liquidation of the Corporation shall be carried as stated in the General Law of Commercial Companies, however the Shareholders' Meeting resolving on the dissolution may provide other rules that in addition to those contained in the laws and the rules of these By-Laws are to determine the performance of the liquidators.

      General Ordinary Shareholders' Meetings shall be held during the liquidation period, in the same manner as it has been provided for these types of Meetings during the ordinary course of business of the Corporation. The liquidators shall be vested with the same authority as the Board of Directors and shall have the duties provided by the General Law of Commercial Companies for such positions. The Statutory Auditor shall perform during the liquidation of the Corporation the same duties as those he or she performs during the ordinary course of business of the Corporation.

                                  CHAPTER TEN
                           JURISDICTION AND COMPETENCE

      ARTICLE FORTY-THREE. The Courts of Mexico City, Federal District, shall be the only competent Courts for the enforcement of theses By-Laws. For such purpose, the shareholders of the Corporation, their Administrators, Directors and Statutory Auditors, expressly submit themselves to the jurisdiction and competence of said Courts for the resolution of any controversy that may arise between any of them and the Corporation, waiving any other jurisdiction or venue that may correspond to them by virtue of their present or future domiciles or by any other reason.